INVESTOR CONTACTS:

Todd Fromer / Garth Russell

KCSA Strategic Communications

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tfromer@kcsa.com / grussell@kcsa.com

4Kids Entertainment, Inc. Common Stock to Move from New York Stock Exchange to

OTC Bulletin Board Market

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4Kids common stock to trade under new symbol “KIDE” beginning on Tuesday, June 1, 2010

NEW YORK, May 28, 2010 – 4Kids Entertainment, Inc. (NYSE: KDE), a global provider of children’s entertainment and merchandise licensing, today announced that New York Stock Exchange (“NYSE”) trading in its common stock will be suspended prior to the opening of trading on Tuesday, June 1, 2010. Beginning with the opening of trading at 9:30 AM on June 1, 2010, the 4Kids Entertainment common stock will trade under the new Stock symbol “KIDE” on the OTC Bulletin Board (“OTCBB”) market. The Company reported that it elected not to challenge the May 12, 2010 determination by the Committee of the Board of Directors of NYSE Regulation (the "Committee") that the common stock of 4Kids Entertainment, Inc. should be suspended from trading on the NYSE on account of the Company’s failure to comply with the NYSE listing standard requiring listed companies to maintain average global market capitalization of $15 million over a consecutive 30 day trading period.

Over-the-counter trading in the 4Kids Entertainment common stock will be carried out by market makers in the company's stock, including UBS, E-Trade and Citigroup, using inter-dealer quotation services. The Company has made arrangements with Standard & Poor's for this rating service and research organization to provide information to broker-dealers regarding 4Kids Entertainment, Inc.

“In view of the restructuring and downsizing of 4Kids, the Company no longer satisfies certain listing criteria for New York Stock Exchange traded companies,” said Alfred R. Kahn, Chairman and Chief Executive Officer of 4Kids Entertainment, Inc. “We, therefore, have made arrangements for the Company's common stock to trade on the OTCBB market beginning at the opening of trading on June 1, 2010. We expect the transition to the over-the-counter market from the New York Stock Exchange to be seamless for our stockholders and for the investment community,” concluded Kahn.

About 4Kids Entertainment, Inc.

With U.S. headquarters in New York City, regional offices for its trading card business in San Diego, California and international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Websites to support 4Kids’ owned or represented properties, and produces and markets collectible trading card games. Additionally, the Company programs and sells the national advertising time in “TheCW4Kids” five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate Website and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.